Exhibit 99.1

Autoliv Raises Dividend to a Record Level

(Stockholm, February 21, 2011) – – – The Board of Directors of Autoliv Inc. (NYSE: ALV and SSE: ALIV sdb) – the worldwide leader in automotive safety systems – today declared a quarterly dividend of 43 cents per share for the second quarter 2011, an increase of 8% from the previous quarter. This is the third quarter in a row that Autoliv has increased its dividend.

The dividend declared today will be payable on Thursday, June 2, 2011 to Autoliv shareholders of record on the close of business on Thursday May 5, 2011. The ex-date when the shares will trade without the right to the dividend will be Tuesday May 3, 2011.

The additional increase today from 40 cent to 43 cents raises the dividend per share above the highest dividend of 41 cents per share that Autoliv declared before the financial crisis. The total dividend paid of $38 million is 30% more than the highest amount paid before the crisis, primarily due to a 24% increase in the number of shares outstanding.

Thanks to Autoliv’s solid balance sheet, efficient cash management and rapid recovery from the financial crisis, the Company could resume dividend payments to shareholders already in the third quarter 2010 – paying 30 cents per share – and then declaring a 17% dividend increase to 35 cents in the fourth quarter 2010 and a further increase of 14% to 40 cents that will be paid on March 3. And now an 8% increase to 43 cents per share to be paid in June.

Shareholder AGM

As previously announced, the Board of Directors has set Tuesday May 10, 2011 as the date for the Annual General Meeting of Shareholders to be held in Chicago, IL, USA.

Only holders of record at the close of business on March 14, 2011 will be entitled to be present and vote at the Meeting. Notice of the General Meeting will be mailed to the holders of record shortly after the record date.

Of those directors whose term expires at the 2011 Annual Meeting, Mr. S. Jay Stewart and Mr. Sune Carlsson have informed the Board that they would not be available for re-election, while Mr. Jan Carlson has accepted to be nominated for a new term.

Inquiries:

Jan Carlson, President and CEO, Tel. +46-8-587 20 600

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has approximitly 80 facilities with more than 43,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2010 grew by approximately 40% to nearly US $7.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor Statement

This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations and various assumptions, and apply only as of the date of this report. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct. Because such statements involve risks and uncertainties, the outcome could differ materially from those set out in the statements. For a summary of such risk factors, please refer to our latest 10-K and 10-Q filed with the SEC. Except for our ongoing obligation to disclose information under law, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.